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                                                                 EXHIBIT 10.6(a)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") by and between InfoCure Corporation, a Delaware corporation ("Company"), and Joseph M. Walsh ("Executive"), is hereby entered into as of the 24th day of July, 2000 (the "Effective Date").

         WHEREAS, Company is engaged in the business of providing practice management software products and related services that address the needs of health care providers to manage and communicate administrative, practice management and clinical applications designed to meet the information requirements of medical specialties and office-based health care practices in the United States (the "Business"); and

         WHEREAS, Executive desires to be employed by Company at its offices in Ridgefield, Connecticut and Company desires to employ and assure itself of the continued services of Executive on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

         1.       Employment and Duties.

                  A. Company shall employ Executive as an Executive Vice President during the term of his employment as set forth in this Agreement and Executive hereby accepts such employment. Executive shall report solely to the Chief Executive Officer or if there is none, to the President ("CEO") of the Company and shall perform the responsibilities of an Executive Vice President and such additional executive duties and responsibilities commensurate with his position as shall be reasonably assigned by the CEO of the Company. The Executive shall not be required to maintain his principal office other than in Ridgefield, Connecticut or within forty (40) miles thereof. In any case, Executive, at his sole discretion, shall be permitted to perform his duties under this Agreement from Bonita Springs, Florida or within forty (40) miles thereof for periods of time not to exceed three months in total for each calendar year.

                           The parties acknowledge that it is currently the
intention of the Company to spin-off its "PracticeWorks" subsidiary by means of a pro rata dividend of all of the Company's "interests" in PracticeWorks to the stockholders of the Company (such transaction being hereinafter referred to as the "Spin-Off"). If the Company completes the Spin-Off, Executive, shall be appointed President and Chief Executive Officer of the Company.

                  B. Within one hundred eighty days of the Effective Date, the Company shall cause the Executive to be nominated for and elected to the Board of Directors of the Company with such appointment remaining in effect throughout the term of this Agreement and any extensions thereof.

                  C. The Executive shall devote approximately forty (40) hours per week to the performance of his duties hereunder. Neither the foregoing nor any other provision of this Agreement is intended or shall be construed as preventing Executive from devoting his time and


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effort to charitable, community activities and other business non-competitive to the Business, including but not limited to as a board member or senior advisor, provided that such involvement with such activities does not materially interfere with the performance of his duties under this Agreement.

         2.       Compensation and Benefits.

                  A. Base Salary. During the Term (as defined below), Company shall pay to Executive a base salary ("Base Salary") of Two Hundred Fifty Thousand Dollars ($250,000) per year, payable in arrears in accordance with the Company's standard payroll practices for senior executives (but in no event less frequently than in equal semi-monthly payments). During the Term, the Base Salary shall be reviewed at least annually and shall be increased (but not decreased) from time to time, but not less than annually, as determined by the CEO and/or Board of Directors, after consultation with the Executive. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

                  B. Annual Bonus. The Company shall pay to Executive an annual cash bonus ("Annual Bonus") as set forth below for each calendar year. During the year ending December 31, 2000, Executive shall be entitled to earn an amount up to fifty percent (50%) of his Base Salary as an Annual Bonus based upon his achievement of target performance goals, mutually agreed upon by Executive and the CEO and/or Board of Directors (the "Target Annual Goals"). Thereafter, for the reminder of this Agreement and any extensions thereof, Executive shall be entitled to earn up to one hundred percent (100%) of his then current Base Salary as an Annual Bonus, of which at least fifty percent (50%) shall be earned if the Target Annual Goals are achieved and up to an additional 50% shall be earned if the Target Annual Goals are exceeded. The Target Annual Goals shall be established by "mutual agreement" by September 30, 2000 for the calendar year 2001 and thereafter within ninety (90) days after the first day of the applicable calendar year. All bonuses provided for in this Section 2.B shall be due and payable within thirty (30) days after the conclusion of the calendar year. For any calendar year in which Executive has not worked the entire year, for purposes of determining whether the Annual Bonus has been earned, Executive shall be measured only by his performance for that period of the year worked.

                  C. Most Favored Nations: Additional Employee Benefits, onus and Incentive Compensation. During the Term (as defined below), Executive shall be entitled to participate in all employee benefit programs and policies provided by the Company, including, without limitation, deferred compensation plans; equity-based compensation; severance; and medical, dental, accidental death, life, travel, accident and short and long term disability insurance plans. Executive's participation shall be at the highest benefit level offered to any other senior executive of the Company. Executive shall also be entitled during the Term to the highest bonus compensation and incentive compensation, including without limitation stock options and other stock and equity-based compensation, as provided to any other senior executive of the Company.

                  D. Vacation. Executive shall accrue five (5) weeks of vacation during each calendar year during the Term of this Agreement (with such vacation time pro-rated for 2000).


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Vacation time shall be taken at such time as not to materially interfere with the Business of Company. Any unused vacation time may be carried forward from year to year.

                  E. Business Expenses. The Executive shall be entitled to be reimbursed promptly for reasonable business expenses incurred by him in connection with his services hereunder in accordance with the Company's policies and procedures for its senior executives.

                  F. Auto Allowance. Executive shall receive a $1,500/per month automobile allowance from the Company, payable monthly.

                  G. Indemnification. Executive shall be indemnified and held harmless by the Company to the greatest extent permitted under Delaware law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification than was permitted prior to such amendment) and under the Company's by-laws as such exist on the Effective Date, if Executive is or was made, or is threatened to be made, a party to any pending, completed or threatened action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of the Company or any other entity which Executive is or was serving at the request of the Company ("Proceeding"). Such indemnification shall be against all expenses (including all reasonable attorneys' fees (including any fees for separate counsel so chosen by the Executive), retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses customarily required in connection with asserting or defending claims) ("Expenses") and all claims, damages, liabilities and losses (including judgments, fines, and liabilities under the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended, for damages, excise taxes or penalties; damages, fines or penalties arising out of violation of any law related to the protection of the public health, welfare or the environment; and amounts paid or to be paid in settlement) incurred or suffered by Executive or to which Executive may become subject for any reason.

                           (i)      Advancement of Expenses and Costs. All
Expenses incurred by or on behalf of Executive in defending or otherwise being involved in a Proceeding shall be paid by Company in advance of the final disposition of a Proceeding, including any appeal therefrom, within 30 days after the receipt by the Company of a statement or statements from Executive requesting such advance or advances from time to time. Such statement or statements shall evidence the Expenses incurred by Executive in connecting therewith, together with supporting invoices, receipts and other documentation.

                           (ii)     Effect of Certain Proceedings. The
termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, except, in each case, to the extent that the terms thereof expressly so provide, shall not, of itself (i) adversely affect the rights of Executive to indemnification, or (ii) create a presumption that Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification or contribution is not permitted by applicable law.


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                           (iii)    Other Rights to Indemnification. Executive's
rights of indemnification and advancement of Expenses provided by this Section
2G shall not be deemed exclusive of any other rights to which Executive may now or in the future be entitled under applicable law, the certificate of incorporation, by-laws, agreement, vote of stockholders, or resolution of the Board, or other provisions of this Agreement or any other agreement, or otherwise.

                           (iv)     Representations. The Company represents and
warrants that this Section 2G does not conflict with or violate its certificate of incorporation or by-laws, and agrees that it will not amend its certificate of incorporation or by-laws in a manner that would limit the rights of Executive hereunder. The Company represents that the execution, delivery and performance of this Agreement has been duly and validly authorized by the Board.

                           (v)      Survival of Indemnity. Notwithstanding
anything in this Agreement to the contrary, this Section 2.G shall survive any termination of the relationship of Executive with the Company and shall be binding on, and inure to the benefit of the successors and assigns of the Company and the successors, assigns, heirs and personal representatives of Executive.

                           (vi)     The Company agrees to maintain appropriate
Directors' and Officers' Liability Insurance.

                  H.       Option Grants.

                           (i)      On August 21, 2000, the Company shall grant
to the Executive incentive stock options for the purchase of 1,200,000 shares of the Common Stock, $0.001 par value per share, of the Company ("Common Stock") at a per share exercise price equal to the closing price per share of Common Stock as reported on the Nasdaq National Market on August 21, 2000. Such options shall
(i) vest during a 36-month period, in 12 equal quarterly installments commencing on the three-month anniversary of the Effective Date, provided, however, that
(a) the vesting of options to purchase 600,000 shares of Common Stock shall be accelerated and become fully exerciseable on the first day after the date on which the average closing price of the Common Stock for 20 consecutive trading days, as reported on the Nasdaq National Market, is greater than or equal to $8.88 per share (with the remaining unvested shares, if any, continuing to vest and become exerciseable on their original, 36-month, vesting schedule) and (b) the vesting of the balance of such options to purchase shares of Common Stock shall be accelerated and become fully exerciseable on the first day after the date on which the average closing price of the Common Stock for 20 consecutive trading days, as reported on the Nasdaq National Market, is greater than or equal to $13.32 per share, (ii) be on terms no less favorable to the Executive than those provided to any other senior executive of the Company, and (iii) otherwise be in the form attached hereto as Exhibit A.

                           (ii)     During the Term of this Agreement, the
Company shall, no less frequently than semi-annually, grant or issue to the Executive additional stock options or shares of Common Stock such that, when taken together with all other shares of Common Stock then held by the Executive or subject to issuance under other stock options then held by the Executive, the Executive owns or has the right to purchase a number of shares of Common Stock


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which is not less than 3% of the total number of then outstanding shares of
Common Stock (on an as converted basis). Any stock options granted to the Executive pursuant to this paragraph shall have an exercise price no greater than the fair market value per share of Common Stock on the date of grant. Any stock options or shares of Common Stock granted or issued to the Executive pursuant to this paragraph shall be on terms no less favorable to the Executive than those provided to any other senior executive of the Company.

                           (iii)    The treatment and/or conversion of the
Executive's incentive stock options upon Spin-Off shall be on terms no less favorable to the Executive than those provided to any other senior executive of the Company.

         3. Term. The term of employment of Executive under this Agreement shall be for a period of four (4) years and any extensions thereof commencing on the Effective Date hereof and ending on the fourth (4th) anniversary thereof, subject to earlier termination as provided in Section 4; provided, however, that at the end of such four (4) year period and each anniversary date thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than six (6) months prior to the end of such four (4) year period or one (1) year extension period, as the case may be, the Company or the Executive shall have given notice that it or he elects not to have the term extended. The term of this Agreement as extended and defined by this section shall be referred to as the "Term."

         4.       Early Termination.

                  A.       For Cause.

                           (i)      Notwithstanding the foregoing, Company may
terminate the employment of Executive "for cause" (as hereinafter defined) at any time upon written notice effective immediately. For purposes of this Agreement, "Cause" shall mean that, prior to any termination pursuant to this
Section 4.A., Executive shall have committed:

                                    (1)      An intentional act or acts of
fraud, embezzlement or theft constituting a felony and resulting or intended to result directly in gain or personal enrichment for Executive at the expense of the Company; or

                                    (2)      The continued, repeated,
intentional and willful refusal to perform the duties associated with Executive's position with the Company, which is not cured within thirty (30) days following written notice to Executive.

For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

         Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Company then in office at a meeting of the Board called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with his counsel (if Executive chooses to


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have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination.

                           (ii)     Upon termination of Executive's employment
for cause, Company shall have no further obligation to pay any compensation to Executive for periods after the effective date of the termination for cause, except for Base Salary which accrued as of the termination date. In addition, the right to exercise any vested stock option shall terminate on the 180th day following the effective date of the termination of employment for cause.

                  B. Change in Control. In the event of a Change in Control (as hereinafter defined) of Company, and Executive elects, in his sole discretion, to terminate his employment hereunder as of a date within twelve
(12) months after the Change in Control, Executive shall give Company two (2) weeks prior written notice of such termination and Executive shall be entitled to receive, and Company shall pay to the Executive, on the date of the termination of employment, an amount equal to three (3) times Executive's then yearly Base Salary and an amount equal to Executive's prorated Annual Bonus. On such termination date, Executive shall immediately become fully vested in all of Executive's options, restricted stock grants and/or other forms of equity-based compensation, and his right to exercise any vested stock option and/or other form of equity-based compensation shall terminate on the ten (10) year anniversary following the effective date of the Executive's termination of employment. For a period of two (2) years after the termination date, the Company also shall maintain, at its sole expense, all medical and dental policies and benefits provided to the Executive and his family.

         The term "Change in Control" means:

                           (i)      The acquisition by any person, entity or
"group" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("34 Act") (excluding, for this purpose, Company, any of subsidiaries, or any employee benefit plan of Company or any of its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 34 Act) of more than forty percent (40%) of either the then outstanding shares of common stock of Company or of the combined voting power of Company's then outstanding voting securities entitled to vote generally in the election of directors;

                           (ii)     Individuals who, as of the date hereof,
constitute the board of directors of Company ("Incumbent Board") cease for any reason to constitute at least a majority of the board of directors, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual is a member of the Incumbent Board; or

                           (iii)    Approval of the shareholders of Company of a
merger, consolidation or other reorganization in each case, with respect to which persons who were the shareholders of Company and options immediately prior to such merger, consolidation or other reorganization, immediately thereafter, do not own more than sixty percent (60%) of the combined voting power entitled to vote generally in the election of directors of the merged,


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consolidated or reorganized Company's then outstanding voting securities, or of the sale of all or substantially all of the assets of Company; provided, however, in such event the Change in Control will be deemed to have occurred immediately prior to the merger, consolidation or other reorganization.

                           (iv)     Gross-Up Payment. If any of the payments
made to Executive under this Section 4.B ("payments") will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") the ("Excise Tax"), (and/or any similar tax that may be imposed by federal, state or local law), the Company shall pay to the Executive an additional amount (the "gross-up payment") equal to the sum of (x) the Excise Tax imposed on the payments, (y) the Excise Tax imposed on the gross-up payment, and (z) the federal, state and local income taxes imposed upon the gross-up payment. The gross-up payment shall be made within 45 days after the date of termination. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, or are otherwise not subject to the Excise Tax. For purposes of determining the amount of the gross-up payment, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of federal, state and local income taxation in the calendar year in which the gross-up payment is to be made in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of any state and local income taxes. In the event that the Excise Tax is subsequently determined to be less than the amount used to calculate the gross-up payment, the Executive shall repay to the Company at the time that the reduction in Excise Tax is finally determined the portion of the gross-up payment attributable to such reduction, plus interest on the amount of such repayment at the rate provided in Section 7872(f)(2) of the Code. In the event that the Excise Tax is determined to exceed the amount used to calculate the gross-up payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the gross-up payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  C. Termination by Company Without Cause, by Executive after Constructive Discharge, or Due to Executive's Death or Disability. In the event (i) Company terminates the employment of the Executive, other than pursuant to Section 4.A above, prior to the expiration of Term of this Agreement as set forth in Section 3. hereof, (ii) Executive terminates his employment after a Constructive Discharge (as defined below), or (iii) Executive's employment terminates due to his death or Total and Permanent Disability (as defined below), Company shall provide to the Executive or any other assignee as provided in Section 7 below, the same rights,


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payments and benefits he would have received if there had been a Change of
Control as set forth in Section 4.B above.

         For purposes of this Agreement, "Constructive Discharge" shall mean any of the events set forth below which are not cured within fifteen (15) days following written notice thereof by Executive to Company:

                           (i)      Any reduction in Base Salary;

                           (ii)     A reduction in Executive's job function,
duties or responsibilities, or a similar change in Executive's reporting relationships;

                           (iii)    A required relocation of Executive of more
than forty (40) miles from Executive's current job location;

                           (iv)     Any material breach of any of the terms of
this Agreement by the Company; or

                           (v)      Failure by the Company to effectuate the
Spin-Off on or before May 31, 2001.

         For purposes of this Agreement, the term "Total and Permanent Disability" shall mean the suffering by Executive of a Disability for a continuous period in excess of one hundred eighty (180) days. A Total and Permanent Disability shall be deemed to commence upon the expiration of such one hundred eighty (180) day period.

                           (i)      For purposes hereof, the terms "Disabled" or
"Disability" shall mean a mental or physical condition which renders Executive unable or incompetent to carry out the material job responsibilities, with or without reasonable accommodation, which such Executive held or the material duties to which Executive was assigned after the time the disability was incurred. A determination of disability shall be made by a physician mutually agreed upon by the Company and Executive (which agreement neither party shall unreasonably withhold); provided that if the Executive and the Company cannot agree on a physician, the Executive and the Company shall each select a physician and these two shall select a third physician, whose determination as to disability shall be binding on all parties.

         5. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible (i) for Executive to find reasonably comparable employment following the date of termination and (ii) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the termination compensation by the Company to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

         6.       Covenants by Executive.


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                A.         InfoCure Property.

                           (i)      Executive upon the termination of
Executive's employment for any reason and upon request shall by the Company, shall promptly return all "Property" which had been entrusted or made available to Executive by the Company.

                           (ii)     The term "Property" means all records,
files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive's employment by the Company and, if applicable, any of its affiliates (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive's employment which relate to Company business, products or services.

                 B.        Trade Secrets.

                           (i)      Executive agrees that Executive will hold in
a fiduciary capacity for the benefit of the Company, and any of its affiliates, and will not directly or indirectly use or disclose, any "Trade Secret" that Executive has acquired during the Term of Executive's employment by the Company or any of its affiliates for so long as such information remains a Trade Secret.

                           (ii)     The term "Trade Secret" means information,
including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by the Company, any of its affiliates and the Executive, during the Term of this Agreement, to maintain its secrecy.

                 C.        Confidential Information.

                           (i)      Executive while employed under this
Agreement and thereafter during the "Restricted Period" shall hold in a fiduciary capacity for the benefit of the Company and any of its affiliates, and shall not directly or indirectly use or disclose, any "Confidential Information" that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the Term of, and in the course of, or as a result of Executive's employment by the Company or any of its affiliates.

                           (ii)     The term "Confidential Information" means
any secret, confidential or proprietary information possessed by the Company or any of its affiliates relating to their businesses, including, without limitation, trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source


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code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Agreement) that has not become generally available to the public by the act of one, including the Executive during the Term of this Agreement, who have the right to disclose such information without violating any right of the Company or any of its affiliates. Confidential Information may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, executives and independent contractors and the terms and conditions of this Agreement.

                  D. Restricted Period. The term "Restricted Period" as used in this Agreement shall mean the twelve month period which starts on the date Executive's employment terminates with the Company without regard to whether such termination comes before or after the end of the Term.

                  E.       Nonsolicitation of Customers or Employees.

                           (i)      Executive during the Restricted Period shall
not, on Executive's own behalf or on behalf of any person, firm partnership, association, corporation or business organization, entity or enterprise, call on or solicit competing business of customers of the Company or any of its affiliates with whom Executive within the twelve month period immediately preceding the beginning of the Restricted Period had or made contact with in the course of Executive's employment by the Company.

                           (ii)     Executive shall not during the six-month
period which starts on the date Executive's employment terminates with the Company either directly or indirectly, call on, solicit or attempt to induce any other officer or employee of the Company or any of its affiliates with whom Executive had contact, knowledge of, or association in the course of Executive's employment with the Company or any of its affiliates as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate Executive's employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation.

                  F. Noncompetition Obligation. Executive shall not during the Restricted Period and within the States of California, Georgia, Indiana or Massachusetts organize or form, or acquire a material interest in, or serve as a member of the executive management team of, or provide consulting concerning the executive management of, any business which competes directly with any business which the Company is engaged in, on the date of this Agreement; provided, however, Executive's ownership of any interest constituting not more than five percent of the outstanding debt or equity in a corporation shall not be deemed a "material interest" in competitor if the shares of such corporation are actively traded on a recognized stock exchange or are traded on an over-the-counter market even though that corporation may be a direct competitor of the Company. Executive acknowledges and agrees that the states identified in this section are states in which Executive performs services for the Company by being actively engaged as a member of the Company's executive management team in the Company's operations in these states.


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         7.       Assignment; Binding Effect. The rights and obligations of the
Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except that the right to receive all rights, payments and benefits under this Agreement shall inure to the benefit of Executive's spouse, estate, representatives, heirs, administrators, successors and/or assigns in the event of the Executive's death (collectively, "third party beneficiaries").

         8. Complete Agreement. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Company and Executive. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         9. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To Company:                         InfoCure Corporation
                                             Corporate Headquarters
                                             1765 The Exchange
                                             Atlanta, Georgia 30339
                                             Attention: Frederick L. Fine
                                                        Chief Executive Officer

         To Executive:

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. Mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 9.

         10. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This Agreement shall be enforced separately and independently of any other agreement involving the parties hereto. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         11. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Connecticut, without regard to conflict of law principles.


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


         12. Legal Expenses. The Company shall pay the reasonable fees and expenses (not to exceed $20,000) of Hale and Dorr LLP, counsel for Executive, in the negotiation and drafting of this Agreement and any attachments and agreements in connection therewith.

         13. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute, but one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         COMPANY:

                                         InfoCure Corporation

                                         By:  /s/ Richard E. Perlman
                                              --------------------------------
                                              By: Richard E. Perlman
                                              Its:     Chairman


                                         EXECUTIVE:

                                         /s/ Joseph M. Walsh
                                         -------------------------------------
                                         Joseph M. Walsh


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